Investor Contact:	Brunswick Group
Stan Neve
212-333-3810
Media Contact:	Coltrin & Associates
Troy McCombs
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1:15 p.m. (PT)

INVISION TECHNOLOGIES REPORTS SECOND-QUARTER EARNINGS

Company on Track to Meet Full Year Guidance

NEWARK, CA (July 22, 2003) — InVision Technologies, Inc. (Nasdaq: INVN) today reported results for its second quarter ended June 29, 2003.  The second quarter results include for the first time the impact of Yxlon International Holding GmbH following completion of the acquisition on March 31, 2003.

Highlights

•      Solid performance from explosives detection system (EDS) business.

•      Positioned for additional opportunities in aviation security industry.

•      Inclusion of Yxlon operating results and in-process research and development expenses.

	Quarter Ended		Six Months Ended
	June 29,	June 30,	June 29,	June 30,
($in thousands, except EPS) (1)	2003	2002	2003	2002
Revenues	$89.4	$68.4	$254.6	$101.6
GAAP net income	$7.0	$9.6	$41.4	$12.4
Pro forma net income	$11.3	$9.6	$45.7	$12.4
Diluted GAAP EPS	$0.38	$0.52	$2.25	$0.73
Diluted pro forma EPS	$0.61	$0.52	$2.48	$0.73

(1)   Pro forma results exclude in-process research and development expenses. See Schedule 1 for a reconciliation of pro forma results to GAAP results.

For the second quarter of 2003, InVision’s revenues were $89.4 million compared to revenues of $68.4 million in the second quarter of 2002.  Net income for the second quarter of 2003 was $7.0 million, with earnings per diluted share of $0.38. InVision recorded a charge of $4.3 million of in-process research and development expenses related to the acquisition of Yxlon in the second quarter of 2003. Excluding this charge, for the second quarter of 2003, pro forma net income was $11.3 million and pro forma EPS was $0.61 per diluted share.  This compares to net income of $9.6 million and earnings per diluted share of $0.52 for the comparable quarter last year.  A reconciliation between net income on a GAAP basis and pro forma net income is provided in Schedule 1 following the consolidated statements of operations.

For the first six months of 2003, InVision’s revenues were $254.6 million compared to revenues of $101.6 million in the first six months of 2002. InVision’s net income was $41.4 million, or $2.25 per diluted share, for the first six months of 2003, versus $12.4 million, or $0.73 per diluted share, in the first six months of 2002.

Gross margin in the second quarter of 2003 was 40% compared to 42% in the second quarter of 2002, and was 43% in the first six months of 2003 compared to 41% in the first six months of 2002.

At the end of the second quarter of 2003, InVision had $163 million in cash and cash equivalents and total company backlog was $118 million.

Performance by Reportable Segment

Following the acquisition of Yxlon, InVision has two reportable segments:  EDS and non-destructive testing (NDT) systems.  The core EDS business continued to perform solidly in the second quarter 2003 with revenues of $72.4 million, income from operations of $19.8 million and income from operations as a percentage of revenues of 27.4%. EDS service revenues, which are expected to continue to be a larger percentage of revenues, were $8.6 million in the second quarter of 2003.

During the second quarter of 2003, Yxlon’s NDT business had revenues of $11.8 million and loss from operations of $868,000. The company believes that the NDT business will be dilutive to InVision’s performance in 2003, and slightly accretive in 2004.

A reconciliation of reportable segment revenues and income (loss) from operations to consolidated revenues and income (loss) from operations is provided in Schedule 2 following the consolidated statements of operations.

Summary

“Phase I of the U.S. rollout for EDS was completed at the end of 2002, primarily with stand-alone systems.  We are now heavily involved in Phase II of the U.S. rollout for EDS, which is the deployment of in-line automated, baggage-screening systems.  We continue to see demand for our top-of-the-line CTX 9000 DSi model, which with its unique one meter wide opening is specifically designed to be integrated into baggage handling systems,” said Sergio Magistri, Ph.D., InVision President and Chief Executive Officer.

“InVision also provides service for 100% of its EDS systems in the United States that are owned by the Transportation Security Administration (TSA), and approximately 90% of its systems overseas. With our increased installed base, we anticipate a sequential increase in our service revenues over the next 12-18 months as recently shipped EDS systems come off their warranty. This service business provides InVision with solid gross margins.  We also believe that, following certification by the TSA, upgrades to our systems already deployed will make a significant contribution to future revenues. We expect these upgrades to include software to further reduce operator alert rates and the roll-out of EDS systems utilizing Yxlon’s X-ray diffraction (XRD) technology to complement existing EDS computed tomography technology for further operator alert rate reduction — our proposed ‘silver-bullet’ solution to explosives detection,” Dr. Magistri said.

“We are also seeing demand that a level of security comparable to that of checked luggage be extended to passengers, carry on luggage and cargo screening. To address these emerging market opportunities, we have recently invested in the development of a passenger-screening portal by SafeView, Inc. and we are continuing the development of advanced technologies for the screening of people, carry-on luggage and small cargo. In this area, we see promising opportunities for the QR technology that we continue to develop for aviation security and land mine detection.  We believe that InVision is well positioned to take advantage of additional aviation security and homeland security opportunities,” Dr. Magistri said.

Highlights for the second quarter included:

•                    Completion of the acquisition of Yxlon, a leader in XRD and NDT technologies based in Hamburg, Germany, for $41.7 million in cash.  InVision will make an additional payment of 10 million euros if Yxlon’s XRD system is certified for explosives detection by the TSA by December 31, 2003.  Yxlon has developed XRD for explosives detection and is a leading supplier of X-ray based NDT equipment, with a presence in more than sixty countries including the United States. In its fiscal year ended September 30, 2002, Yxlon generated revenues of 57.6 million euros.

•                    Strategic equity investment in SafeView, Inc. of Santa Clara, Calif. to commercialize an advanced passenger checkpoint portal system that uses millimeter wave holographic technology to screen passengers for weapons, explosives and other contraband material, including ceramic, plastic and other non-metallic weapons. Current passenger checkpoint security technology is capable of identifying only metallic weapons and is inadequate for addressing today’s threats. When development is completed, InVision will be the exclusive distributor of SafeView’s portal systems in commercial aviation and airport markets in North America and Europe.

•                    International orders continued to grow, including orders for InVision’s CTX 9000 DSi units from airport authorities in Madrid (Spain) and Palermo (Sicily, Italy). The total value of these orders is approximately $14.5 million. The systems are scheduled for delivery during 2003. These orders build on InVision’s existing presence in Spain and Italy.

•                    InVision’s wholly owned subsidiary, Quantum Magnetics, received an $11.4 million research and development contract from the U.S. Navy Office of Naval Research for the further development of a light-weight, man-portable mine detection system, based on quadrupole resonance technology which targets explosives molecules. This effort is expected to culminate in a lightweight, backpack-mounted landmine detector designed for use by the U.S. Marine Corps.

Business Outlook

The company said that it expects a significant part of the budget of the Department of Homeland Security (DHS) for fiscal 2003 (which ends September 30) for EDS and explosives trace detection (ETD) equipment will be spent in the third quarter, and anticipates that revenues for the full calendar year 2003 to meet its $400 million revenue guidance. Looking forward to 2004, InVision said that the fundamentals of its business remain good.  InVision believes that the recent $350 million funding to three airports from the Letter of Intent program indicates ongoing commitment for facilities improvements and modifications related to EDS installation specifically for in-line EDS equipment.

The company said that specific federal government funding levels for purchases of EDS equipment for 2004 are currently being discussed in Congress, but that it anticipates the final budget to be lower than the 2003 budget.  As a result, InVision anticipates that revenues for 2004 will be lower than revenues for 2003.  The company said that it expects the revenue run rate for the last three quarters of 2003 to be reasonably indicative of its anticipated average future operating level through 2004, with reduced EDS product revenues partially offset by increased EDS services revenues.

InVision also said that it expects revenues to continue to vary from period to period as a result of the timing, size and mix of orders from the TSA, which may continue to experience delays as DHS works to build its organization. In addition, the U.S. government’s fiscal year is different from InVision’s, which also makes revenue projections difficult to predict across fiscal year boundaries.

“Our strong balance sheet provides us with significant flexibility to consider acquisitions of, and investments in, established and emerging technologies that complement our position in aviation security. Throughout this process, we are focused on increasing stockholder value and the ability of any acquisition or investment to strengthen our position in aviation security,” Dr. Magistri added.

InVision Technologies, Inc. will webcast a presentation regarding these results and InVision’s outlook for the future over the Internet at 1:45 p.m. (PT) / 4:45 p.m. (ET) today.  To listen, please log on to http://www.invision-tech.com., and follow the link that will be posted on the front page.  A replay of the webcast will be available shortly after the presentation and will remain available through midnight (ET) on July 21, 2004.

InVision Technologies develops, manufactures, markets and supports explosives detection systems based on advanced computed tomography technology for civil aviation security.  InVision’s wholly owned subsidiary Yxlon develops, manufactures, markets and supports automated X-ray based non-destructive testing systems for a wide range of industrial applications and X-ray based diffraction for explosives detection.  InVision’s wholly owned subsidiary Quantum Magnetics develops detection systems for weapons, narcotics, explosives and other threats based on quadrupole resonance and other proprietary magnetic sensing technologies.  InVision’s wholly owned subsidiary Inovec develops, manufactures, markets and supports scanning, optimization and control systems for the forest products industry.  Additional information about InVision can be obtained on the company’s website at http://www.invision-tech.com.

Cautions Regarding Forward-Looking Statements

This news release contains forward-looking statements, including those regarding InVision’s “Business Outlook” and statements regarding InVision’s belief that EDS service revenues will continue to be a larger percentage of its revenues than in the past; demand for the CTX 9000 DSi model; InVision’s expectation that its NDT business will be dilutive in 2003 and accretive in 2004; InVision’s expectation that its service revenues will increase over the next 12-18 months; InVision’s belief that upgrades, including software and Yxlon’s X-ray diffraction systems, will provide a significant contribution to future revenues; InVision’s belief that it is well-positioned to grow into additional aviation security opportunities; anticipated delivery schedules; the development by Quantum Magnetics of a landmine detector; InVision’s expectation that the significant part of the 2003 HSD budget appropriation for EDS and ETD equipment will be spent in the third quarter of 2003; InVision’s anticipation of the level of appropriations for 2004; InVision’s projected 2003 and 2004 financial results; InVision’s anticipation regarding the level of growth of its service revenues; InVision’s belief that there are promising opportunities for QR technology in aviation security; and the broadening of its business into new areas of aviation security. These forward-looking statements are subject to material risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Investors should consider important risk factors, which include: the risk that the NDT business may not be accretive in 2004 due to lower than anticipated orders or unanticipated charges; the risk that Siemens may not renew the service agreement between the company and Siemens or may not choose to exercise all options available to it under the service agreement; the risk that the company may not obtain certification of its software upgrades or Yxlon’s X-ray diffraction systems; the risk that the company may not effectively develop additional aviation security offerings; the risk that InVision may not meet its projected financial results due to the unavailability or reduction of U.S. and foreign governmental funding, the termination or decrease in orders by the U.S. government, or lower than expected service revenues; the risk that InVision does not meet its anticipated delivery schedules due to the inability to obtain in a timely manner components necessary to build its EDS units or to timely manufacture its EDS units due to unforeseen difficulties with its operations; the risk that Quantum Magnetics may be unsuccessful in developing its anticipated landmine detector due to technological or other reasons; and other risks detailed under the caption “Risk Factors” in InVision’s most recent reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. InVision is under no obligation, and expressly disclaims any obligation, to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Note to Editors: CTX 9000 DSi, InVision, Quantum, Yxlon and Inovec are trademarks of InVision Technologies, Inc. or its subsidiaries.

#####

InVision Technologies, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
Revenues:
Product revenues	$74,995	$62,001	$227,809	$88,096
Service revenues	11,513	3,423	20,422	6,889
Government contract revenues	2,919	3,002	6,364	6,639
Total revenues	89,427	68,426	254,595	101,624

Cost of revenues:
Product costs	44,452	35,007	129,126	49,924
Service costs	7,167	2,994	12,167	5,308
Government contract costs	1,933	1,989	4,069	4,532
Total cost of revenues	53,552	39,990	145,362	59,764

Gross profit	35,875	28,436	109,233	41,860

Operating expenses:
Research and development	7,646	4,718	15,001	8,030
Selling, general and administrative	10,436	6,655	19,498	12,034
In-process research and development (Yxlon)	4,300	—	4,300	—
Total operating expenses	22,382	11,373	38,799	20,064

Income from operations	13,493	17,063	70,434	21,796
Interest expense	(103)	(116)	(145)	(210)
Interest and other (expenses) income, net	670	(694)	1,355	(564)
Income before provision for income taxes	14,060	16,253	71,644	21,022

Provision for income taxes	7,085	6,647	30,262	8,598

Net income	$6,975	$9,606	$41,382	$12,424

Net income per share:
Basic	$0.41	$0.58	$2.41	$0.82
Diluted	$0.38	$0.52	$2.25	$0.73

Weighted average shares outstanding:
Basic	17,210	16,579	17,139	15,132
Diluted	18,415	18,387	18,397	17,124

InVision Technologies, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share data)

(Unaudited)

	June 29, 2003	December 31, 2002
Assets

Current assets:
Cash and cash equivalents	$162,977	$159,736
Accounts receivable, net	64,411	146,295
Inventories	80,323	64,764
Deferred income taxes	20,648	20,889
Other current assets	9,340	15,811
Total current assets	337,699	407,495

Property and equipment, net	9,750	7,225
Deferred income taxes	812	1,050
Intangible assets, net	32,235	1,603
Other assets	1,816	414
Total assets	$382,312	$417,787

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$15,217	$28,477
Accrued liabilities	62,194	65,364
Deferred revenue	14,828	86,284
Short-term debt	5,588	184
Current maturities of long-term obligations	271	112
Total current liabilities	98,098	180,421

Long-term obligations	2,303	653

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 60,000,000 shares authorized; 17,495,000 and 17,243,000 shares issued; 17,260,000 and 17,008,000 shares outstanding	17	17
Additional paid-in capital	169,659	166,243
Deferred stock compensation expense	(339)	(406)
Accumulated other comprehensive loss	(1,450)	(1,783)
Retained earnings (accumulated deficit)	116,218	74,836
Treasury stock, at cost (235,000 and 235,000 shares)	(2,194)	(2,194)
Total stockholders’ equity	281,911	236,713
Total liabilities and stockholders’ equity	$382,312	$417,787

Schedule 1

Pro Forma Net Income Calculation (1)

(In thousands, except share data)

		Three Months Ended		Six Months Ended
		June 29, 2003	June 30, 2002	June 29, 2003	June 30, 2002
GAAP net income:		$6,975	$9,606	$41,382	$12,424

Plus:	In-process research and development (Yxlon)	4,300	0	4,300	0

Pro forma net income		$11,275	$9,606	$45,682	$12,424

Diluted earnings per share:

As reported		0.38	0.52	2.25	0.73
Pro forma		0.61	0.52	2.48	0.73

(1)   Pro forma operating results are not based on any standardized methodology prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies. Pro forma operating results should not be considered in isolation or as a substitute for operating results prepared in accordance with GAAP.  As a result of the acquisition of Yxlon International Holding GmbH, the management of InVision Technologies, Inc. believes pro forma operating results are a useful measure that facilitates period-to-period operating comparisons. Pro forma operating results exclude in-process research and development expenses related to the acquisition of Yxlon. InVision reports pro forma operating results to provide investors with an alternative method for assessing its operating results in a manner that is focused on what InVision believes to be its core business operations.

Schedule 2

Segment Information

(In thousands, except percentage data)

	EDS	NDT		Other		Consolidating Eliminations	Total

Second Quarter 2003
Revenues:
Product revenues	$63,791	$9,318		$1,886		$—	$74,995
Service revenues	8,589	2,468		456		—	11,513
Government contract revenues	—	—		2,919		—	2,919
Intercompany revenue	26	—		749		(775)	—
Total revenues	$72,406	$11,786		$6,010		$(775)	$89,427

Income (loss) from operations	$19,830	$(868)		$(5,469)		$—	$13,493

Income (loss) from operations as a percentage of revenues	27.4%	(7.4%	)	(91.0%	)	0.0%	15.1%